Exhibit 99

Contact:	Curtis A. Sampson, Chairman and Chief Executive Officer

Steven H. Sjogren, President

Paul N. Hanson, Vice President and Treasurer

For Immediate Release

Hector Communications Corporation Reports Revenues and Earnings for 2005 Fourth Quarter and Year

March 6, 2006—Hector, MN—Hector Communications Corporation (AMEX: HCT) today reported operating results for its fourth quarter and twelve-month periods ended December 31, 2005. Revenues were $8,733,000 for the three months ended December 31, 2005, an increase of 12% from $7,827,000 in 2004. The revenue increase was mainly due to favorable cost study settlements, higher access revenues from NECA and higher internet revenues.  Operating income increased 47% to $2,382,000 compared to $1,626,000 in 2004. Income from the Company’s investment in Midwest Wireless Holdings LLC was $1,076,000 in the 2005 period compared to $615,000 in 2004. Net income was $2,012,000 or $.48 per diluted share in 2005 compared to $1,203,000 or $.30 per diluted share in 2004.

Revenues for the 2005 twelve months were $32,373,000, an increase of 3% from $31,570,000 in 2004. Operating income increased 14% to $7,990,000 in 2005 from $6,982,000 in 2004. Income from the Company’s investment in Midwest Wireless Holdings LLC increased 69% to $4,682,000 in 2005 from $2,766,000 in 2004. Net income was $6,567,000 or $1.61 per diluted share in 2005 compared to $4,644,000 or $1.17 per diluted share in 2004.

Curtis A. Sampson, Chairman and Chief Executive Officer, said  “Hector’s 2005 operating results were very gratifying.  Hector achieved increases in revenues and operating income in a very challenging and competitive operating environment. 2006 will be a year of great change in our business.  The completion of the Midwest Wireless acquisition by Alltel and the redemption of our Rural Telephone Bank stock will greatly increase Hector’s liquidity. The management and Board of Directors of the Company continue to assess all strategic options available to us.  We expect to be able to report the results of our assessment to our shareholders prior to the 2006 annual meeting.”

Hector Communications Corporation is a telecommunications holding company which, through its wholly-owned and majority-owned subsidiaries, provides local telephone service, video and high-speed internet service in rural communities in Minnesota, Wisconsin and North Dakota.  The Company serves 29,400 telephone access lines, 7,900 cable television subscribers and 11,200 internet customers and has minority ownership interests in other telecommunications companies.

From time to time in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders and the investing public, the Company may make statements regarding the Company’s future financial performance.  Such forward looking statements are subject to risks and uncertainties, including but not limited to, the effects of the Telecommunications Act, new technological developments which may reduce barriers for competitors entering the Company’s local exchange or cable television markets, higher than expected expenses and other risks involving the telecommunications industry generally.  All such forward-looking statements should be considered in light of such risks and uncertainties.

Hector Communications Corporation and Subsidiaries

Earnings Summary

	Three Months Ended December 31
	2005	2004
Revenues	$8,733,057	$7,826,521
Operating income	2,382,345	1,625,961
Other income (expense):
Income from investments:
Midwest Wireless Holdings, LLC	1,076,497	614,798
Other unconsolidated affiliates	63,572	251,403
Interest and dividend income	465,102	253,758
Interest expense	(734,007)	(650,935)
Gain on sale of cable television systems and other business		43,876
Net other income (expense)	871,164	512,900

Income before income taxes	3,253,509	2,138,861
Income tax expense	(1,242,000)	(936,000)
Net Income	$2,011,509	$1,202,861

Basic net income per common share	$.51	$.32
Diluted net income per share	$.48	$.30
Dividends per share	$.10	$.05

	Twelve Months Ended December 31
	2005	2004
Revenues	$32,373,475	$31,569,770
Operating income	7,989,713	6,982,180
Other income (expense):
Income from investments:
Midwest Wireless Holdings, LLC	4,681,888	2,765,887
Other unconsolidated affiliates	199,462	482,847
Interest and dividend income	1,018,641	445,333
Interest expense	(2,957,370)	(2,867,135)
Gain on sale of cable television systems and other business		85,271
Net other income (expense)	2,942,621	912,203

Income before income taxes	10,932,334	7,894,383
Income tax expense	(4,365,000)	(3,250,000)
Net Income	$6,567,334	$4,644,383

Basic net income per common share	$1.72	$1.28
Diluted net income per share	$1.61	$1.17
Dividends per share	$.28	$.05

Hector Communications Corporation and Subsidiaries

Condensed Balance Sheet

	December 31	December 31
	2005	2004
Cash	$25,245,358	$19,980,506
Other current assets	4,477,313	8,032,610
Property, plant and equipment, net	37,381,570	40,040,493
Excess of cost over net assets acquired	30,921,094	30,921,094
Investment in Midwest Wireless Holdings, LLC	18,067,471	15,380,543
Investments in other unconsolidated affiliates	3,307,593	3,304,726
Other investments	8,037,986	6,880,549
Other assets	315,906	382,322
Total Assets	$127,754,291	$124,922,843

Notes payable and current portion of long-term debt	$6,527,400	$6,352,000
Other current liabilities	4,214,147	4,060,611
Long-term debt, less current portion	49,456,138	54,084,480
Deferred taxes and credits	5,308,790	5,463,894
Deferred compensation	802,116	749,128
Stockholders’ equity	61,445,700	54,212,730
Total Liabilities and Stockholders’ Equity	$127,754,291	$124,922,843